Exhibit 10.14
EMPLOYMENT AND NONCOMPETITION AGREEMENT
     THIS AGREEMENT is made and effective this 30th day of June, 2006 between SCI Funeral & Cemetery Purchasing Cooperative, Inc., a Delaware corporation (the “Company”), and Jeffrey E. Curtiss (the “Employee”):
ARTICLE I
EMPLOYMENT
     1.1 Employment Term. The Company agrees to employ the Employee and the Employee agrees to accept such employment, in accordance with the terms and conditions of this Agreement, for the period beginning on the date of this Agreement and ending as of the close of business on February 9, 2008 (such period is referred to hereinafter as the “Employment Term”). Upon expiration of the Employment Term, the employment of Employee with the Company shall terminate, and such termination shall be considered, for purposes of stock option and restricted stock agreements, to be a voluntary termination by Employee.
     1.2 Duties. The Employee shall serve the Company in an advisory capacity regarding financial and accounting matters as may be requested by the Chief Executive Officer, the Chief Financial Officer or the Treasurer of Service Corporation International (“SCI”). Employee shall furnish his best advice, information, judgment and knowledge with respect to the financial and accounting matters of the Company and such other matters as may be designated by SCI’s Chief Executive Officer, and generally seek to preserve and increase the business and goodwill of the Company. The term “Company” as used hereinafter shall be deemed to include and refer to subsidiaries and affiliated corporations and partnerships. Employee agrees and acknowledges that he owes, and will comply with, a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to take no action or fail to take action if such action or failure to act would injure the Company’s business, its interests or its reputation.
     1.3 Extent of Service. During the Employment Term, the Employee shall devote his time, attention and energy to the business of the Company on an as-needed basis without regularly scheduled hours. The foregoing shall not be construed as preventing the Employee from making passive investments in other businesses or enterprises, provided, however, that such investments will not: (1) require services on the part of the Employee which would in any way impair the performance of his duties under this Agreement, or (2) in any manner significantly interfere with Employee’s responsibilities as an Employee of the Company in accordance with this Agreement.
     1.4 Compensation.
          (a) Salary. The Company shall pay to the Employee a salary at the rate of $100,000 per year until December 31, 2006, after which the Company shall pay to the Employee a salary at the rate of $50,000 per year for the remainder of the Employment Term. Such salary is to be payable in installments in accordance with the payroll policies of the Company in effect from time to time during the term of this Agreement.

          (b) Other Benefits. The Employee shall be reimbursed in accordance with the Company’s normal expense reimbursement policy for all of the actual and reasonable costs and expenses accrued by Employee in the performance of his or her services and duties hereunder, including but not limited to, travel and entertainment expenses. During the Employment Term, the Employee shall be entitled to participate in (i) all welfare and retirement plans which are generally available to all Company employees (including the 401(k) plan), upon such terms and conditions as are applicable to Company employees, and (ii) the EXEC-U-CARE program. Employee shall not be entitled to receive during the Employment Term any future grants of stock options, restricted stock or performance units. All rights of Employee respecting his current interests in stock options, restricted stock, performance units, the Supplemental Executive Retirement Plan for Senior Officers and deferred compensation will be governed by the terms of the respective agreements and plans governing such matters.
     1.5 Termination.
          (a) Death. If the Employee dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation under this Agreement to the Employee or his estate except that the Company shall pay the Employee’s estate the Employee’s salary through the date of death.
          (b) Disability. Prior to the end of the Employment Term, the Company may not terminate Employee’s employment under this Agreement for the reason of disability of the Employee.
          (c) Certain Discharges. Prior to the end of the Employment Term, the Company may discharge the Employee for Cause and terminate Employee’s employment hereunder without notice and without any further liability hereunder to Employee or his estate. For purposes of this Agreement, “Cause” shall mean a determination by the Company that Employee: (i) has been convicted of a crime involving moral turpitude; (ii) has regularly failed or refused to follow policies or directives established by the Company or the Board of Directors of SCI; (iii) has willfully and persistently failed to attend to his duties; (iv) has committed acts amounting to gross negligence or willful misconduct to the detriment of the Company or its affiliates; (v) has violated any of his obligations under Articles II or III of this Agreement; or (vi) has otherwise breached any of the terms or provisions of this Agreement.
          (d) Without Cause. Prior to the end of the Employment Term, the employment of the Employee with the Company may not be terminated by the Company other than for Cause or death.
          (e) Voluntary Termination by Employee. If during the term of this Agreement, the Employee voluntarily terminates his employment with the Company, the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay the Employee (or his estate, in the event of his subsequent death) the Employee’s salary through the date of Employee’s termination.

ARTICLE II
INFORMATION
          2.1 Nondisclosure of Information. The Employee acknowledges that in the course of his employment by the Company he will receive certain trade secrets, which may include, but are not limited to, programs, lists of acquisition or disposition prospects and knowledge of acquisition strategy, financial information and reports, lists of customers or potential customers and other confidential information and knowledge concerning the business of the Company (hereinafter collectively referred to as “Information”) which the Company desires to protect. The Employee understands that the Information is confidential and agrees not to reveal the Information to anyone outside the Company so long as the confidential or secret nature of the Information shall continue, unless compelled to do so by any federal or state regulatory agency or by a court order. If Employee becomes aware that disclosure of any Information is being sought by such an agency or through a court order, Employee will immediately notify the Company. The Employee further agrees that he will at no time use the Information in competing with the Company. Upon termination of Employee’s employment with the Company, the Employee shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment or relating to the Information, and the Employee agrees that all such materials are and will at all times remain the property of the Company and to the extent the Employee has any rights therein, he hereby irrevocably assigns such rights to the Company.
     2.2 Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions. As part of the Employee’s fiduciary duties to the Company, Employee agrees that during his employment by the Company, and for a period of six months after the termination of the employment relationship for any reason, Employee shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by Employee, either individually or jointly with others, and which relate to the business, products or services of the Company or any of its subsidiaries or affiliates, irrespective of whether Employee utilized the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Employee on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for the Company’s business activities, and the like.
     2.3 Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions and All Original Works of Authorship.
          (a) All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee or which are disclosed or made known to Employee, individually or in conjunction with others, during Employee’s employment by the Company and which relate to the Company’s business, products or services (including but not limited to all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organization or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks), are and shall be the sole and exclusive property of the Company. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.
          (b) In particular, Employee hereby specifically sells, assigns and transfers to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions described in Section 2.3 (a) above, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and marks. Both during the period of Employee’s employment by the Company and thereafter, Employee shall assist the Company and its nominees at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions both in the United States and all foreign countries, including but not limited to the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues, and/or extensions thereof, and any application for the registration of such names and marks.
          (c) Moreover, if during Employee’s employment by the Company, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawing, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products, or services, whether such work is created solely by Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be considered the author of the work. In the event such work is neither prepared by the Employee within the scope of his or her employment or is not a work specially ordered and deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents, does assign, to the Company all of Employee’s worldwide right, title and interest in and to the work and all rights of copyright therein. Both during the period of Employee’s employment by the Company and thereafter, Employee agrees to assist the Company and its nominee, at any time, in protection of the Company’s worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominees and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

ARTICLE III
NONCOMPETITION
     3.1 Noncompetition. During the Employment Term (and for a period of one or two years thereafter if the Company exercises its options under Section 3.2 hereof), Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any market in which the Company or any of its affiliated companies conducts business, work for or engage in any business in competition with the business conducted by the Company or any of its affiliated companies, whether for his own account or by soliciting, canvassing or accepting any business or transaction for or from any other company or business in competition with such business of the Company or any of its affiliated companies. In the event that a court should determine that any restriction herein is unenforceable, the parties hereto agree that the obligations under this paragraph shall be enforceable for the maximum term and maximum geographical area allowable by law.
     3.2 Extension. The Company shall have the option to extend Employee’s obligations under Section 3.1 for one additional year (the “First Extension Term”) beyond the end of the Employment Term. If the Company exercises such option, it shall be required to pay Employee an amount equal to one year’s salary, based on Employee’s salary rate as of the date his employment with the Company ceased (the “Noncompetition Payment”). Such Noncompetition Payment shall be made in 12 equal monthly installments (each installment being an amount equal to 1/12th of such annual salary) commencing on the date which is thirty (30) days after the last day of the Employment Term. Subsequent payments shall be made on the same day of each succeeding month until 12 payments have been made. If the Employee breaches his noncompetition obligations, the Company shall be entitled to cease making such monthly payments. The purpose of this paragraph is to make the noncompetition obligation of the Employee more reasonable from the Employee’s point of view. The amounts to be paid by the Company are not intended to be liquidated damages or an estimate of the actual damages that would be sustained by the Company if the Employee breaches his post-employment noncompetition obligation. If the Employee breaches his post-employment noncompetition obligation, the Company shall be entitled to all of its remedies at law or in equity for damages and injunctive relief. The Company may exercise the option conferred by this paragraph at any time within 30 days after the last day of the Employment Term by mailing written notice of such exercise to Employee.
     If the Company exercises its option to extend Employee’s obligations as set forth in the preceding paragraph, then the Company shall have the option to extend Employee’s obligations under Section 3.1 for one additional year (the “Second Extension Term”) beyond the end of the First Extension Term. If the Company exercises its option to extend Employee’s obligations for the Second Extension Term, the rights and obligations of the parties set forth in the preceding paragraph shall be applicable during the Second Extension Term. The Company may exercise the option conferred by this paragraph at any time within 30 days after the last day of the First Extension Term by mailing written notice of such exercise to Employee.
     3.3 Termination For Cause or Termination By Employee. Notwithstanding anything to the contrary in this Agreement, in the event that Employee’s employment hereunder is terminated for Cause pursuant to Section 1.5(c) hereof, or in the event Employee voluntarily terminates the employment relationship pursuant to Section 1.5(e), the noncompetition obligations of Employee described in Section 3.1 above shall automatically continue for a period of two years from the date the employment relationship ceases, and the Company shall not be required to (i) make any payments to Employee in consideration for such obligations, or (ii) provide any notice to Employee.
     3.4 Obligations to Refrain From Competing Unfairly. In addition to the other obligations agreed to by Employee in this Agreement, Employee agrees that during the Employment Term and for five (5) year(s) thereafter, he shall not at any time, directly or indirectly for the benefit or any other party than the Company or any of its affiliated companies, (a) induce, entice, or solicit any employee of the Company or any of its affiliated companies to leave his employment, or (b) contact, communicate or solicit any customer of the Company or any of its affiliated companies derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or any of its affiliated companies or their present or past employees, or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of the Company or any of its affiliated companies relating thereto.
     3.5 Acknowledgement. Employee acknowledges that Employee’s compliance with the provisions of this Article III is necessary to protect the existing goodwill and other proprietary rights of the Company, as well as all goodwill and relationships that may be acquired or enhanced during the course of Employee’s employment with the Company, and all confidential information which may come into existence or to which Employee may have access during his employment with the Company. Employee further acknowledges that Employee will become familiar with certain of the Company’s affairs, operations, customers and confidential information and data by means of his employment with the Company, and that failure to comply with the provisions of this Article III will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. The Company shall be entitled to all of its remedies at law or in equity for damages and injunctive relief in the event of any violation of this Article III by Employee.
ARTICLE IV
MISCELLANEOUS
     4.1 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to the respective parties as follows:

If to the Employee:

If to the Company:
General Counsel
c/o SCI Funeral & Cemetery Purchasing Cooperative, Inc.
1929 Allen Parkway
Houston, Texas 77019
Attention: Legal Department
     Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.
     4.2 Entire Agreement. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and the Company (or any of its affiliates) and constitutes the entire agreement between the Employee and the Company (and any of its affiliates) with respect to the subject matter of this Agreement. Any existing employment agreement between the Employee and the Company (or any of its affiliates) is hereby terminated, effective immediately. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by an employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. It is agreed that the Employment and Noncompetition Agreement dated January 1, 2004 between Employee and SCI Executive Services, Inc., as amended by the Addendum to Employment and Non-competition Agreement dated December 1, 2005, is hereby terminated and cancelled as of the date hereof.
     4.3 Specific Performance. The Employee acknowledges that a remedy at law for any breach of Article II or III of this Agreement will be inadequate, agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.
     4.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     4.5 Assignment. This Agreement may not be assigned by the Employee. Neither the Employee, his spouse, nor his estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being understood that such payments and the right thereto are nonassignable and nontransferable. This Agreement may be assigned by the Company.
     4.6 Binding Effect. Subject to the provisions of Section 4.5 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee’s heirs and personal representatives, and the successors and assigns of the Company.

     4.7 Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     4.8 Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of Texas.
     4.9 Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
     4.10 Survival of Certain Obligations. Employee’s obligations under Articles II and III hereof shall survive any termination of Employee’s employment hereunder.
     4.11 Waiver. The waiver by either party of any right hereunder or of any breach of this Agreement shall not operate as or be construed to be an amendment of this Agreement or a waiver of any future right or breach.
     4.12 Gender. All references to the masculine pronoun herein are used for convenience and ease of reading only and are intended and apply to the feminine gender as well.
     4.13 Dispute Resolution.
          (a) Employee and the Company agree that, except for the matters identified in Section 4.13(b) below, all disputes relating to any aspects of Employee’s employment with the Company shall be resolved by binding arbitration. This includes, but is not limited to, any claims against the Company, its affiliates or their officers, directors, employees, or agents for breach of contract, wrongful discharge, discrimination, harassment, defamation, misrepresentation, and emotional distress, as well as any disputes pertaining to the meaning or effect of this Agreement.
          (b) It is expressly agreed that this Section 4.13 shall not govern claims for workers’ compensation or unemployment benefits, or any claim by the Company against Employee which is based on fraud, theft or other dishonest conduct of Employee.
          (c) Any claim which either party has against the other must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim. Otherwise, the claim shall be deemed waived and forever barred even if there is a federal or state statute of limitations which would have given more time to pursue the claim.
          (d) Each party may retain legal counsel and shall pay its own costs and attorneys’ fees, regardless of the outcome of the arbitration. Each party shall pay one-half of the compensation to be paid to the arbitrators, as well as one-half of any other costs relating to the administration of the arbitration proceeding (for example, room rental, court reporter, etc.).
          (e) An arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree on a single arbitrator, each party shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The three arbitrators so selected will then hear and decide the matter. All arbitrators must be attorneys, judges or retired judges who are licensed to practice law in the state where the Employee is or most recently was employed by the Company. The arbitration proceedings shall be conducted within the county in which Employee is or most recently was employed by the Company or at another mutually agreeable location.
          (f) Except as otherwise provided herein, the arbitration proceedings shall be conducted in accordance with the statutes, rules or regulations governing arbitration in the state in which Employee is or most recently was employed by the Company. In the absence of such statutes, rules or regulations, the arbitration proceedings shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”); provided however, that the foregoing reference to the AAA rules shall not be deemed to require any filing with that organization, nor any direct involvement of that organization. In the event of any inconsistency between this Agreement and the statutes, rules or regulations to be applied pursuant to this paragraph, the terms of this Agreement shall apply.
          (g) The arbitrator shall issue a written award, which shall contain, at a minimum, the names of the parties, a summary of the issues in controversy, and a description of the award issued. Upon motion to a court of competent jurisdiction, either party may obtain a judgment or decree in conformity with the arbitration award, and said award shall be enforced as any other judgment or decree.
          (h) In resolving claims governed by this Section 4.13, the arbitrator shall apply the laws of the state in which Employee is or most recently was employed by the Company, and/or federal law, if applicable.
          (i) Employee and the Company agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential; provided however, that the Company may disclose such information to the extent required by law and to its employees, agents and professional advisors who have a legitimate need to know such information, and the Employee may disclose such information (1) to the extent required by law, (2) to the extent that the Employee is required to disclose same to professional persons assisting Employee in preparing tax returns; and (3) to Employee’s legal counsel.
     4.14 Section 409 A.
          (a) Notwithstanding the applicable provisions of this Agreement regarding timing of distribution of payments, the following special rules shall apply in order for this Agreement to comply with Internal Revenue Code Section 409A: (i) to the extent any distribution is to a “specified employee” (as defined under IRC §409A) and to the extent such applicable provisions of IRC §409A require a delay of such distributions by a six month period after the date of such Employee’s separation of service with the Company, the provisions of this Agreement shall be construed and interpreted as requiring a six month delay in the commencement of such distributions thereunder, and (ii) in the event there are any installment payments under this

Agreement that are required to be delayed by a six month period in order to comply with IRC §409A, the monthly installments that would have been paid during such six month delay shall be accumulated and paid to the Employee in a single lump sum within five business days after the end of such six month delay, and (iii) the Company shall not have the discretion to prepay any installment payments otherwise provided under this Agreement.
          (b) To the extent of any compliance issues under Internal Revenue Code Section 409A, the Agreement shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Employee.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

“COMPANY”

SCI Funeral & Cemetery Purchasing Cooperative, Inc.

By:	/s/ Curtis G. Briggs

Curtis G. Briggs
Vice President

“EMPLOYEE”

/s/ Jeffrey E. Curtiss

Jeffrey E. Curtiss
SCI Executive Services, Inc., solely for the purpose of evidencing its agreement to the last sentence set forth in Section 4.2 of the Agreement, has executed this Agreement as of the date and year first above written.

SCI Executive Services, Inc.

By:	/s/ Curtis G. Briggs

Curtis G. Briggs
Vice President